CERTIFICATE OF INCORPORATION

                                       OF

                                AEARO CORPORATION

                         AS AMENDED THROUGH MAY 29, 1996

              AEARO CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:



          FIRST: The name of the Corporation is AEARO CORPORATION.

          SECOND: The registered office and registered agent of the Corporation is The Prentice-Hall Corporation System, Inc. 32 Loockerman Square, Suite L-100, Dover, Kent County, Delaware 19901.

          THIRD:  The purpose of the  Corporation is to engage in any lawful act
or  activity  for  which   corporations  may  be  organized  under  the  General
Corporation Law of Delaware.

          FOURTH (A): The total number of shares of stock that the Corporation is authorized to issue is 400,000 of which 200,000 shares shall be Preferred Stock having a par value of $0.01 per share, and of which 200,000 shares shall be Common Stock having a par value of $0.01 per share.

          FOURTH (B): Pursuant to Section 151 of the General Corporation Law of Delaware, the Board of Directors of the Corporation is authorized to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights, qualifications limitations and/or restrictions thereof, including, without  limiting the  generality  of the  foregoing  such  provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware.

          FIFTH: The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the Bylaws of the Corporation.

          SIXTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.

          SEVENTH: To the fullest extent permitted by the Delaware General Corporation Law (including the provisions thereof regarding advancement of expenses), the Corporation shall indemnify any director or officer or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any employee or agent or former employee or agent of the Corporation against all expenses, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement actually and reasonable incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought by or in the right of the Corporation or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his or her position or former position with the Corporation or by reason of the fact that he or she is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan); provided, however, the foregoing shall not require the corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right of protection of a director or officer of the Corporation existing at the time of such repeal or modification. To the fullest extent permitted by the Delaware General Corporation Law, the foregoing rights in this Article SEVENTH shall be deemed to be a contract between the Corporation and each director or officer who served or serves at any time while this Article SEVENTH is in effect. Any right or protection of an officer or a director of the Corporation under this Article SEVENTH shall inure to the benefit of the indemnitee's heirs, executors and administrators.